EXHIBIT 10.1

SIXTH SUPPLEMENTAL INDENTURE

TO 11% SENIOR SECURED ABL DIP NOTES INDENTURE

This Sixth Supplemental Indenture (this “Sixth Supplemental Indenture”), dated as of April 20, 2018, among TRU Taj LLC (the “Issuer”), TRU Taj Finance, Inc. (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the guarantors signatory hereto (the “Guarantor Parties”), and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, each of the Issuers, Toys “R” Us, Inc., a Delaware corporation, and the other guarantors set forth on the signature pages thereto have heretofore executed and delivered to the Trustee an indenture, dated as of September 22, 2017 (as amended through the date hereof, the “Indenture”) providing for the issuance of the Issuers’ 11% Senior Secured ABL DIP Notes (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, subject to the fulfillment of certain prerequisites, with the consent of the Holders of a majority of the principal amount of Notes held by all Holders and upon the request of the Issuers, the Trustee shall join with the Issuers in the execution of an amendment or supplement to the Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuers have requested that the Trustee join with them in the execution of this Sixth Supplemental Indenture to amend the Indenture pursuant to the terms set forth herein;

WHEREAS, the Issuers represent and warrant to the Trustee that they have obtained, as attached as Exhibit A hereto, the consent of the Holders of at least a majority in principal amount of the Notes currently outstanding (the “Consenting Holders”) to the entry by the Issuers and the Trustee into this Sixth Supplemental Indenture;

WHEREAS, Section 9.04 of the Indenture provides that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder; and

WHEREAS, the Issuers and the Guarantor Parties represent and warrant to the Trustee that this Sixth Supplemental Indenture has been duly authorized by all necessary limited liability company or corporate action on the part of the Issuers and the Guarantor Parties, as applicable.

NOW, THEREFORE, the Issuers, the Guarantor Parties and the Trustee agree as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Amendments.

The Indenture is hereby amended:

(a) by adding a paragraph after the fifth paragraph beginning with “WHEREAS” in the recitals:

“WHEREAS, the Issuer has requested that the Holders party to the note purchase agreement, dated on or about April 6, 2018 (the “Second Note Purchase Agreement”), purchase additional Notes in an aggregate principal amount of $80,000,000, the net proceeds of which will be funded into the Second Escrow Account (as defined below) and drawn therefrom according to the terms and conditions described herein and in Section 5 of the Second Note Purchase Agreement;”;

(b) by replacing the definition of “Initial Notes” in Section 1.10 with the following:

““Initial Notes” means the $375,000,000 aggregate principal amount of 11% Senior Secured ABL DIP Notes issued on the Issue Date (the “First Initial Notes”), the $34,500,000 aggregate principal amount of 11% Senior Secured ABL DIP Notes issued on November 1, 2017 (the “Second Initial Notes”), and the $80,000,000 aggregate principal amount of 11% Senior Secured ABL DIP Notes issued on or about the effective date of the Sixth Supplemental Indenture to this Indenture (the “Third Initial Notes”).”;

(c) by replacing the definition of “Global Notes” in Section 1.10 with the following:

““Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01(b), 2.06(b), 2.06(d), 2.06(i) or Section 2.13 hereof.”;

(d) with respect to the definition of “Permitted Investments” in Section 1.10, by deleting the word “and” at the end of clause (23), replacing the “.” at the end of clause (24) with a “;” and adding the word “and” immediately thereafter, and by adding a new clause (25) to read as follows:

“(25) Investments made in any Restricted Subsidiary of the Issuer or TRU GSO, LLC (“GSO”)in the form of intercompany loans in order to use the net proceeds from the sale of the Third Initial Notes in a manner and in an amount consistent with the terms under which such proceeds were dispersed to the Issuer from the Second Escrow Account contemplated by the Second Note Purchase Agreement relating to issuance and sale of such Third Initial Notes; provided, that any such intercompany loan shall be payable on demand by the obligee of such intercompany loan.”;

(e) by adding the words “or issued pursuant to the Second Note Purchase Agreement” immediately after the parenthetical “(and any Second Initial Notes issued in replacement thereof)” in clause (a) of paragraph (7) of the definition of “Permitted Liens” in Section 1.10;

(f) by adding the following definitions to Section 1.10 in the appropriate alphabetical order:

““Second Escrow Account” shall mean the escrow account provided for in the Second Escrow Agreement.”;

““Second Escrow Agreement” shall mean the escrow agreement, dated on or about the date of effectiveness of the Sixth Supplemental Indenture to this Indenture.”;

(g) by adding the following definitions to Section 1.10 in the appropriate alphabetical order:

““France Opco” means TOYS “R” US SARL, a French société à responsibilité limitée, with a share capital of EUR 181,961,805, with registered office located 1 Avenue des Lutins ZAC de la Mare aux Loups, 77310 Saint-Fargeau-Ponthierry, France, and registered with the Trade and Companies Register of Melun under number 345 404 156, or any successor thereto.”;

““Propco Pledged Bank Accounts” means the pledged bank accounts (“Comptes Nantis”) under the bank account pledge agreement (“Convention de nantissement de comptes bancaires”) entered into between France Propco in its capacity as pledgor (“Constituant”) and Wilmington Savings Fund Society, FSB in its capacity as security agent (“Agent des Sûretés”) dated February 27, 2018.”;

““Opco Pledged Bank Accounts” means the pledged bank accounts (“Comptes Nantis”) under the bank account pledge agreement (“Convention de nantissement de comptes bancaires”) entered into between France Opco in its capacity as pledgor (“Constituant”) and Wilmington Savings Fund Society, FSB in its capacity as security agent (“Agent des Sûretés”) dated November 17, 2017.”;

(h) by adding the definition of “Special Mandatory Redemption Price” to Section 1.10 as follows:

““Special Mandatory Redemption Price” means 100% of the principal amount of the Third Initial Notes being redeemed, plus accrued and unpaid interest, if any, from the issue date of the Third Initial Notes, to, but excluding, the Special Mandatory Redemption Date.”

(i) by replacing the first sentence of Section 2.01(d) with the following:

“The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is (a) on the Issue Date, $375,000,000, (b) on November 1, 2017, $34,500,000, (c) on or about the effective date of the Sixth Supplemental Indenture to this Indenture, $80,000,000 and (d) the Additional Notes issued under Section 11.01(d)(3) hereof.”;

(j) by replacing the second sentence of the fourth paragraph of Section 2.01(d) with the following:

“Except as described under Article 9 hereof, the First Initial Notes, the Second Initial Notes and the Third Initial Notes offered by the Issuers and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase.”;

(k) by replacing the last paragraph of Section 2.02 with the following:

“The Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and make the First Initial Notes, the Second Initial Notes and the Third Initial Notes available for delivery under this Indenture to or upon the order of the Issuers. In addition, at any time, from time to time, pursuant to Section 11.01(d)(3) the Trustee shall upon an Authentication Order authenticate and make any Additional Notes available for delivery under this Indenture to or upon the order of the Issuers. Such Authentication Order shall specify the amount of the Notes to be authenticated and shall certify that such issuance is in compliance with Section 4.10 of this Indenture. The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.”;

(l) by adding a new paragraph at the end of Section 2.13 as follows:

“The Third Initial Notes will initially be issued in the form of one or more Global Notes bearing a new CUSIP number. Following the entry of the Final New DIP Notes Order (as defined in the Second Note Purchase Agreement), and in the case of Third Initial Notes offered and sold in reliance on Regulation S, after the applicable Restricted Period, beneficial interests in such Global Notes will be exchanged for beneficial interests in Global Notes bearing the CUSIP numbers used for the First Initial Notes pursuant to the applicable DTC procedures.”

(m) by replacing Section 3.07(b) with the following:

“The Issuers may redeem the Notes, in whole or in part, upon notice as described in Section 3.03, on a redemption date selected in accordance with Section 3.03 (the “Redemption Date”) at a redemption price equal to (x) 104% of the aggregate principal amount thereof (in the case of Redemption Dates occurring prior to June 2, 2018) or (y) 103% of the aggregate principal amount thereof (in the case of Redemption Dates occurring on or after June 2, 2018), in each case of clause (x) and (y), plus accrued and unpaid interest thereon to, but excluding such Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.”;

(n) by adding a new Section 3.10 as follows:

“Section 3.10. Special Mandatory Redemption.

(a) On the date of issuance of the Third Initial Notes, for the avoidance of doubt, an amount equal to the net proceeds of the sale of the Third Initial Notes will be deposited into the Second Escrow Account.

(b) The Third Initial Notes are subject to a special mandatory redemption (the “Special Mandatory Redemption Event”) if the Bankruptcy Court issues a final order approving the issuance and sale of less than the full principal amount of the Third Initial Notes or if the Bankruptcy Court has not issued a final order approving the issuance and sale of the full principal amount of the Third Initial Notes prior to 5:00 p.m. (New York City time) on the date that is thirty (30) calendar days from the date of effectiveness of the Second Note Purchase Agreement. On the Business Day following the Special Mandatory Redemption Event, subject to the terms of the Second Escrow Agreement, upon receipt of notice from the Issuer of the occurrence of the Special Mandatory Redemption Event, the Escrow Agent shall liquidate the portion of the Escrowed Property (as defined in the Second Escrow Agreement) needed to pay the Special Mandatory Redemption Price for the principal amount of Third Initial Notes not approved by the Bankruptcy Court (the “Disallowed Amount”) and release the Disallowed Amount to the Trustee.

(c) The Issuer, or upon the receipt of written instructions from the Issuer accompanied by an Officer’s Certificate, the Trustee, will send a notice of Special Mandatory Redemption with respect to the Disallowed Amount (a “Special Mandatory Redemption Notice”) to the Trustee and the Holders of the Third Initial Notes no later than one Business Day following the Special Mandatory Redemption Event. The Disallowed Amount will be redeemed at the Special Mandatory Redemption Price on the date falling two Business Days after the delivery of the Special Mandatory Redemption

Notice (the “Special Mandatory Redemption Date”). The Trustee will apply the Escrowed Property (as defined in the Second Escrow Agreement) released to the Trustee from the Second Escrow Account to pay the Special Mandatory Redemption Price for the Disallowed Amount of Third Initial Notes on the Special Mandatory Redemption Date. In the event the Escrow Property received by the Trustee is for any reason insufficient to pay the Special Mandatory Redemption Price for the Disallowed Amount of Third Initial Notes, the Issuers shall be liable for any deficiency. The Trustee will release to the Issuer any funds remaining after redemption of the Third Initial Notes.

(d) Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price in respect of the Third Initial Notes to be redeemed on the Special Mandatory Redemption Date with the Trustee on or before such date, such Third Initial Notes will cease to bear interest on the Special Mandatory Redemption Date and all rights under such Third Initial Notes to be redeemed shall terminate. It is understood that, for the avoidance of doubt, the DIP Consent Fee shall be payable upon the occurrence of a Special Mandatory Redemption Event.

(e) Except as provided herein, any redemption pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.03, 3.04 and 3.05.

(f) Following the entry of the Final New DIP Notes Order, the approved amount of Third Initial Notes will not be subject to, and the Issuer will not be required to effect, a Special Mandatory Redemption Event pursuant to this Section 3.10.”;

(o) by adding the following new paragraph at the end of Section 4.01:

“Each Holder shall earn a fee (the “DIP Consent Fee”) of $15.00 per $1,000 principal amount of Notes held by such Holder immediately upon the receipt of Bankruptcy Court approval of the Sixth Supplemental Indenture to this Indenture. The Company shall pay such DIP Consent Fee in cash to the Trustee for the benefit of each Holder upon the date the principal amount of such Notes is due and payable, including, without limitation, (i) upon the maturity date of such Notes, (ii) upon redemption of such Notes (including upon the occurrence of a Special Mandatory Redemption Event), (iii) upon the acceleration of such Notes or (iv) upon any other satisfaction of the Company’s obligation to pay such principal amount (whether under a plan of reorganization or otherwise). The Company shall deposit the cash with the Trustee to fund the DIP Consent Fee concurrently with the deposit of funds for repayment of such Notes.”;

(p) by replacing Section 4.03 with the following:

“Section 4.03 Reports and Other Information. So long as any Notes are outstanding, the Parent shall furnish, without cost, to each Holder of Notes and shall make available on the website referred to in clause (d) of this Section 4.03 below:

(a) all quarterly and annual financial information (excluding exhibits) that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Parent and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Parent’s certified independent accountants; and

(b) the information (excluding exhibits) required to be contained in all current reports that would be required to be filed with the SEC on Form 8-K if the Parent were required to file such reports,

in each case within the time periods specified in the SEC’s rules and regulations if the Parent were a “non-accelerated filer” as defined in the applicable rules and regulations of the SEC; provided, however that the provisions of this paragraph shall be satisfied if the Parent makes available on the website referred to in clause (d) of this Section 4.03 below reports containing such information within (i) 97 days after the end of the Parent’s previous fiscal year with respect to annual reports and (ii) 60 days after the end of the Parent’s last fiscal quarter with respect to quarterly reports.

In addition, the Parent will include in the annual and quarterly reports described in Section 4.03(a) hereof, or otherwise furnish, annual financial information for the most recently completed fiscal year and quarterly financial information for the most recently completed fiscal quarter and interim period, in each case for the Issuer or for Toys “R” Us, Europe, LLC or any other parent company of the Issuer that is a subsidiary of the Parent, substantially consistent with the presentation of such financial information in the Offering Memorandum under the caption “Summary Historical Condensed Consolidated Financial Data”; provided that such financial information may be presented for Toys “R” Us, Europe, LLC or any other such parent company, in lieu of the Issuer, only if (i) the Issuer is a Wholly-Owned Subsidiary of Toys “R” Us, Europe, LLC or such other parent company and (ii) Toys “R” Us, Europe, LLC or such other parent company has no material assets or operations other than in connection with acting as a direct or indirect holding company for the Issuer.

Notwithstanding the foregoing, no such reports shall be required to comply with (a) sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307, 308 and 402 of Regulation S-K, (b) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (c) Rule 3-10 or Rule 3-16 of Regulation S-X (including, without limitation, Rule 3-10(a) to the extent such Rule would otherwise require the provision of financial statements of the Issuer or any Guarantor other than consolidated financial statements of the Parent) or (d) Rule 5-04 of Regulation S-K relating to the provision of parent-only financial statements.

For so long as any Notes remain outstanding, the Issuer shall furnish to the Holders and to securities analysts, market makers and bona fide prospective investors that certify that they are qualified institutional buyers, upon their request, the information described above as well as, so long as the Notes constitute “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, all information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If at any time any direct or indirect parent of the Parent becomes a Guarantor (there being no obligation of any such parent to do so), the reports, information and other documents required to be furnished to Holders of the Notes pursuant to this Section 4.03 and made available on the website referenced in clause (d) of this Section 4.03(d) may, at the option of the Parent, be furnished by and be those of such parent rather than the Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and its subsidiaries other than the Parent and its Subsidiaries, on the one hand, and the information relating to the Parent and its Subsidiaries, on the other hand.

(c) In addition, the Issuer will provide without cost to the Holders on the website referred to in clause (d) of the Section 4.03 below:

(1) on or before the 25th Business Day after the end of each fiscal month of the Issuer, commencing with the fiscal month ending on or about December 31, 2017, the information required by Schedule D hereto, provided that (i) Holders shall only be provided the information contemplated to be provided on a

“public” basis by such Schedule D and (ii) information contemplated by such Schedule D to be provided on a quarterly basis only need be provided with respect to the end of each completed fiscal quarter of the Issuer; and

(2) copies of all reports or other materials provided to lenders under the Toys Delaware Term Loan DIP Facility that are provided to “public side” lenders, at the time such reports or other materials are provided.

(d) So long as any Notes are outstanding, the Issuers will also maintain a website to which the Trustee, securities analysts or market makers, beneficial owners of the Notes or prospective purchasers of beneficial ownership of the Notes or other securities of the Issuers or their Subsidiaries are given access (subject to reasonable confidentiality restrictions) and to which all of the reports and other information required by this “Reports and Other Information” covenant are posted, unless they are otherwise publicly filed with the SEC, and the posting of such reports to such website shall satisfy the above reporting requirements. Such website may be password protected so long as such password is made available to the Trustee, securities analysts or market makers, beneficial owners of the Notes and bona fide prospective purchasers of beneficial ownership of the Notes or other securities of the Issuers or their Subsidiaries.

Beginning with the quarter ending May 5, 2018, Parent shall no longer be required to provide reports with respect to Parent and its Subsidiaries pursuant to paragraphs (a) and (b) above (“Parent Reports”), and the Issuer shall be required to provide reports with respect to the Issuer and its Subsidiaries (including, for the avoidance of doubt, information for the comparable periods during the fiscal year ended February 3, 2018) corresponding to the Parent Reports that would have otherwise been required to be provided by Parent, and no separate financial information of the Issuer substantially consistent with the presentation of financial information in the Offering Memorandum under the caption “Summary Historical Condensed Consolidated Financial Data” shall be required.

Reports and any other information of the Parent or the Issuers, if any, delivered to the Trustee should be considered for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ or the Parent’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to (i) monitor or confirm, on a continuing basis or otherwise, the Parent’s or the Issuers’ compliance with the covenants described herein or with respect to any reports or other information filed with the SEC or EDGAR or posted on any website under this Indenture, (ii) provide the Holders of the Notes with any of the reports or other information required by this “Reports and Other Information” covenant, or (iii) participate in any conference calls.”;

(q) by replacing the words “the Notes and the Guarantees issued on the Issue Date” in Section 4.10(b)(2)(i) and Section 4.10(c)(3)(A) with the words “up to $455.0 million of Notes and any Guarantees thereof.”;

(r) by adding the sentence, “For the avoidance of doubt, for purposes of the allocation provisions of this Section 4.10, the Notes issued on the Issue Date, the Second Initial Notes and the Third Initial Notes shall be allocated to Section 4.10(b)(2)(i) and Section 4.10(c)(3)(A).” at the end of Section 4.10.;

(s) by replacing Section 4.23 with the following:

“Section 4.23. Use of Proceeds. Subject in all respects to the DIP Order, on the Issue Date, (i) the net proceeds from the issuance and sale of the First Initial Notes (less the amount described in clause (ii)) will be funded into the Escrow Account and (ii) $96.0 million of the net proceeds from the issuance and sale of the First Initial Notes will be wired to the Issuer at the Issuer’s account as described on Schedule 1 attached to the Note Purchase Agreement related to the sale of the First Initial Notes. After the Issue Date, the Requisite Holders will direct the Trustee to direct the Escrow Agent to release funds from the Escrow Account in accordance with the terms of the Escrow Agreement and in the amounts and subject to satisfaction of the conditions described in Section 5 under the Note Purchase Agreement. Prior to the Trustee taking any action under this Section 4.23 and the Escrow Agreement, the Requisite Holders will provide the Trustee with written instructions directing the Trustee to take such action and, with respect to any beneficial owner of First Initial Notes that has signed such written instructions as a Holder, such beneficial owner of First Initial Notes shall supply to the Trustee a letter from the custodian for such beneficial owner of the First Initial Notes, with a medallion guaranteed signature, evidencing that such beneficial owner is a Holder of the First Initial Notes or such other evidence upon which the Trustee determines (in its sole and absolute discretion) it may reasonably rely. The Trustee may conclusively rely without liability on the written instructions, custodial letter and any other documents provided under this Section 4.23.

On the date of effectiveness of the Sixth Supplemental Indenture to this Indenture, the net proceeds of the issuance and sale of the Third Initial Notes will be funded into the Second Escrow Account. After the date of effectiveness of the Sixth Supplemental Indenture to this Indenture, the Designated Person (as defined in the Second Note Purchase Agreement) shall be entitled to direct the Escrow Agent to release funds from the Second Escrow Account in accordance with the terms of the Second Escrow Agreement and in the amounts and subject to satisfaction of the conditions described in Section 5 under the Second Note Purchase Agreement.”;

(t) by replacing Section 4.26 with the following:

“Section 4.26. Investments to Use Agreed On-Lending Principles. Any Investment in any Person that is made by the Issuer or any Restricted Subsidiary directly or indirectly using the proceeds of the Notes shall otherwise comply with this Indenture and shall comply with the Agreed On-Lending Principles, except that the net proceeds from the sale of the Third Initial Notes may be lent to Restricted Subsidiaries in Asia that are not Guarantors and GSO for use in a manner and in an amount consistent with the terms under which such proceeds were disbursed to the Issuer from the Second Escrow Account contemplated by the Second Note Purchase Agreement and shall not otherwise be required to comply with the Agreed On-Lending Principles.”; and

(u) by adding the words “, the Second Escrow Agreement” after “Escrow Agreement” each time “Escrow Agreement” appears in Section 11.01(b).

(v) by adding a new Section 4.28:

4.28. Propco Pledged Bank Accounts. Notwithstanding any provision of the Notes Documents (including, for the avoidance of doubt, the Security Documents) to the contrary, on and after the date hereof, (i) France Opco (as defined below) shall be able to hold all of its cash in bank accounts that are free of any liens; and (ii) France Propco shall hold €3.5 million in the Propco Pledged Bank Accounts (as defined below). Upon satisfaction of the condition referred to in (ii) above, any defaults arising prior to the date hereof relating to the funds required to be deposited in the Propco Pledged Bank Accounts or the Opco Pledged Bank Accounts on the date hereof shall be cured for all purposes under this Indenture and the Notes Documents (including the Security

Documents). The amount of cash in excess of €3.5 million as of April 10, 2018 shall be held by France Propco in non-pledged bank accounts until distributed to France Opco within one month following the date hereof by way of cash dividend, capital reduction or intragroup loan. Any other amounts received by France Propco on or after April 10, 2018 and any amounts held by France Propco after the one month period following the date hereof shall be held in the Propco Pledged Bank Accounts. The Holders of Notes hereby agree that the Propco Pledged Bank Accounts shall be subject to bank mandates in accordance with that certain Fourth Supplemental Indenture to the indenture dated as of August 16, 2016 governing the Issuers’ 12% Senior Secured Notes due 2021, and will provide any necessary authorization, assistance or confirmation for that purpose, including to the Société Générale Group or other bank managing the Propco Pledged Bank Accounts.

(3) Third Initial Notes Issuance. At or subsequent to the date hereof, the Company will issue the Third Initial Notes. The Third Initial Notes issued pursuant to this Sixth Supplemental Indenture constitute Initial Notes and will be part of the series of Notes established pursuant to the Indenture. Except for the date of issuance, the issue price and having interest initially accrue from the most recent date interest on the First Initial Notes was paid prior to the issuance of the Third Initial Notes, the Third Initial Notes shall have the same terms and conditions in all respects as the First Initial Notes issued on the Issue Date. The aggregate principal amount of Third Initial Notes to be issued shall be $80,000,000.

(4) Effectiveness. This Sixth Supplemental Indenture shall be operative and effective as of the date hereof.

(5) Effect of Sixth Supplemental Indenture. The Indenture shall be supplemented in accordance with paragraph (4) hereof, and this Sixth Supplemental Indenture shall form a part of the Indenture for all purposes, every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the terms of this Sixth Supplemental Indenture upon its effectiveness.

(6) Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Indenture shall remain in full force and effect. As amended and supplemented hereby, the Indenture is in all respects ratified and reaffirmed by the Issuers and the Guarantor Parties.

(7) New York Law to Govern. THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

(8) Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) Trustee Disclaimer. The Trustee has accepted the amendments to the Indenture effected by this Sixth Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers and the Guarantor Parties.

(11) Successors. All agreements of the Issuers and the Guarantor Parties in this Sixth Supplemental Indenture shall bind their successors. All agreements of the Trustee in this Sixth Supplemental Indenture shall bind its successors.

(12) Certain Duties and Responsibilities of the Trustee. In entering into this Sixth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct of or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

(13) Severability. In case any provision in this Sixth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

(14) Reaffirmation.

Each of the Issuers will use their reasonable best efforts to cause France Propco and France Opco to acknowledge this Sixth Supplemental Indenture and each of the Issuers will, and will use their reasonable best efforts to cause each Guarantor or, as applicable, Grantor (as such term is defined in the Collateral Trust Agreement and used here and below) other than France Propco and France Opco to, execute a reaffirmation agreement, to the extent not prohibited by applicable local law and subject to the limitations included in the Indenture, any Supplemental Indenture or any Security Document, within two weeks of the date hereof in the case of any Guarantor organized under the laws of England and Wales or Germany, and within one week of the date hereof in the case of any other Guarantor, Grantor or the Issuers, in each case substantially in the following form:

Each of the Issuers and each Guarantor named below, subject to the limitations under applicable local law and included in the Indenture, any Supplemental Indenture or any Security Document, by their signature, hereby (a) agrees that, notwithstanding the effectiveness of this Sixth Supplemental Indenture, the Security Documents continue to be in full force and effect and (b) affirms and confirms its guarantee of the Guaranteed Obligations and the pledge of and grant of a security interest in its assets as Collateral pursuant to the Security Documents to secure the Secured Obligations or the DIP Obligations (as such term is defined in the Collateral Trust Agreement), all as provided in the Security Documents as originally executed, and acknowledges and agrees that such guarantee, pledge and grant continue in full force and effect in respect of, and to secure, such Guaranteed Obligations and Secured Obligations and DIP Obligations (as such term is defined in the Collateral Trust Agreement) under the Indenture and the Security Documents.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, all as of the date first above written.

TRU TAJ LLC

By:	/s/ Matthew Finigan
Name: Matthew Finigan
Title: Vice President - Treasurer

TRU TAJ FINANCE, INC.

By:	/s/ Matthew Finigan
Name: Matthew Finigan
Title: Vice President - Treasurer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

TOYS “R” US, INC.

By:	/s/ Matthew Finigan
Name: Matthew Finigan
Title: Vice President - Treasurer

TOYS “R” US EUROPE, LLC

By:	/s/ Matthew Finigan
Name: Matthew Finigan
Title: Vice President - Treasurer

TRU TAJ HOLDINGS 1, LLC

By:	/s/ Matthew Finigan
Name: Matthew Finigan
Title: Vice President - Treasurer

TRU TAJ HOLDINGS 3, LLC

By:	/s/ Matthew Finigan
Name: Matthew Finigan
Title: Vice President - Treasurer

TRU TAJ (EUROPE) HOLDINGS, LLC

By:	/s/ Matthew Finigan
Name: Matthew Finigan
Title: Vice President - Treasurer